EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 10/13/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/5/2025	Buy	988	18.41
9/10/2025	Buy	227	18.50
9/11/2025	Buy	205	18.82
9/12/2025	Buy	34,038	18.86
9/15/2025	Buy	5,705	19.09
9/17/2025	Buy	3,075	19.26
9/19/2025	Buy	19,926	19.12
9/22/2025	Buy	100	18.97
9/25/2025	Buy	100	19.02
9/26/2025	Buy	809	19.30
9/29/2025	Buy	3,060	19.41
9/30/2025	Buy	489	19.56
10/3/2025	Buy	372	19.17
10/9/2025	Buy	25,000	18.81
10/10/2025	Buy	29,174	18.48
10/13/2025	Buy	18,274	18.88